TII Network Technologies Reports 2006 Year End Results

Press Release

COPIAGUE, NY – APRIL 2nd, 2007 – TII Network Technologies, Inc. (Nasdaq: TIII), a leading provider of network technology products for the telecommunications industry, today announced its results of operations for the three and twelve months ended December 31, 2006 and December 31, 2005.

In December 2005, TII changed its fiscal year end from the last Friday in June to December 31, effective December 31, 2005. This change was made to align the Company’s reporting period with the budgetary and reporting periods of the Company’s largest customers and provide an easier comparison of the Company’s reported results with those of other companies.

Net sales for the three months ended December 31, 2006 were $8.0 million compared to $8.9 million for the comparative prior year period, a decrease of approximately $900,000 or 10.3%. The higher sales in the prior year three month comparative period was principally due to the need for the Company’s telephone operating company customers to replace products resulting from the damage caused by Hurricane Katrina in 2005.

Net sales for the full year ended December 31, 2006 however, were up $6.4 million or 19.5% to $39.1 million compared to $32.7 million for the comparative prior year period. The increase over the prior year was principally due to increased sales to existing and new customers of recently developed products for the broadband services market, including VoIP and DSL products.

Selling, general and administrative expenses for the year ended December 31, 2006 increased $2.8 million or 41.3% to $9.7 million from $6.9 million in the similar 2005 period. The increase over the prior year was due to: (i) initial and ongoing channel development expenses associated with the new markets the Company has entered, (ii) non-recurring charges associated with the departure of two executives in the third quarter, (iii) incremental share-based payment expenses, and (iv) a general increase in consulting and professional fees.

Net earnings for the three months ended December 31, 2006 were $1.5 million or $0.11 per diluted share, compared to $4.5 million, or $0.34 per diluted share in the comparable prior year period. Earnings before income taxes for the three months ended December 31, 2006 and December 31, 2005 were $16,000 and $73,000, respectively. Net earnings for the year ended December 31, 2006 were $2.7 million or $0.20 per diluted share, compared to $6.5 million or $0.52 per diluted share in the comparable prior year period. Earnings before income taxes in the years ended December 31, 2006 and December 31, 2005 were $2.0 million and $2.2 million, respectively.

Kenneth A. Paladino, President and Chief Executive Officer, stated, “2006 was a year in which we made great progress in executing our strategy of developing products to take advantage of the burgeoning voice, video and data broadband service offerings being made by cable and satellite providers. The increase in our sales over 2005 was principally due to the increased sales of our newly-developed VoIP products for these providers, as well as DSL products for the Telco market. With the changes in our management team, and the continued execution of our product diversification strategy, we anticipate further growth and progress for our company in 2007.

“With the absence of the non-recurring costs and our relatively low variable cost of goods sold structure, as sales of our new products continue to ramp up, we also expect improved profitability.”

About TII Network Technologies, Inc.
TII Network Technologies, Inc. (NASDAQ: TIII) headquartered in Copiague, New York, develops, manufactures and markets commercial and residential communications products world-wide. TII is a proven technology leader specializing in innovative network management products, including network interface devices, xDSL and fiber technologies, VoIP products, power and data-line filtering, station protectors, passive connectivity solutions and alternate home networking solutions, providing creative, custom design engineering to meet customers’ individual

requirements.     The Company sells its products principally to telephone operating companies, including Regional Bell Operating Companies, Independent Operating Companies and competitive local exchange carriers, to multi-system operators of communications services, including cable and satellite service providers. The Company has a North American direct to customer sales organization, as well as, strategic territory representatives and distribution channel market partners.

Forward Looking Statement:

Certain statements in this Report are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this Report, words such as “may,” “should,” “seek,” “believe,”“expect,” “anticipate,” “estimate,” “project,”“intend,” “strategy” and similar expressions are intended to identify forward-looking statements regarding events, conditions and financial trends that may affect the Company’s future plans, operations, business strategies, operating results and financial position. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause the Company’s actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements. These factors include, but are not limited to: (i) exposure to increases in the cost of the Company’s products, including increases in the cost of the Company’s petroleum-based plastic products and precious metals; (ii) dependence for products and product components from Pacific Rim contract manufacturers, including on-time delivery that could be interrupted as a result of third party labor disputes, political factors or shipping disruptions, quality control and exposure to changes in costs and changes in the valuation of the Chinese Yuan; (iii) dependence on, and ability to retain, the Company’s “as-ordered” general supply agreements with its largest customer and ability to win new contracts; (iv) continued dependence on the traditional copper-based telephone operating company (“Telco”) market which has been declining over the last several years due principally to the impact of alternate technologies; (v) the level of inventories maintained by the Company’s customers; (vi) the ability to market and sell products to new markets beyond its principal copper-based Telco market; (vii) the ability to timely develop products and adapt the Company’s existing products to address technological changes, including changes in its principal market; (viii) weather and similar conditions, particularly the effect of hurricanes or typhoons on the Company’s manufacturing, assembly and warehouse facilities in Puerto Rico and the Pacific Rim; (ix) competition in the Company’s traditional Telco market and new markets the Company is seeking to penetrate; (x) potential changes in customers’ spending and purchasing policies and practices; (xi) general economic and business conditions, especially as they pertain to the Telco industry; (xii) dependence on third parties for certain product development; (xiii) risks inherent in new product development and sales, such as start-up delays and uncertainty of customer acceptance; (xiv) the ability to attract and retain technologically qualified personnel (see “Business-Product Development”); and (xv) the availability of financing on satisfactory terms.

CONTACT:

Kenneth A. Paladino, President & CEO
TII Network Technologies, Inc.
(631) 789-5000

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— Statistical Tables Follow —

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005

Net sales	$7,971	$8,888	$39,104	$32,712
Cost of sales	5,508	5,843	25,730	22,207

Gross profit	2,463	3,045	13,374	10,505

Operating expenses:
Selling, general and administrative	2,026	2,310	9,721	6,878
Research and development	474	697	1,899	1,811

Total operating expenses	2,500	3,007	11,620	8,689

Operating (loss) earnings	(37)	38	1,754	1,816

Interest expense	(2)	(1)	(7)	(6)
Interest income	56	40	226	123
Other (expense) income	(1)	(4)	(2)	259

Earnings before income taxes	16	73	1,971	2,192

Income tax benefit (1)	(1,486)	(4,386)	(710)	(4,325)

Net earnings (1)	$1,502	$4,459	$2,681	$6,517

Net earnings per common share (1):

Basic	$0.12	$0.36	$0.22	$0.54

Diluted	$0.11	$0.34	$0.20	$0.52

Weighted average common shares outstanding:
Basic	12,479	12,263	12,397	12,084
Diluted	13,653	13,265	13,474	12,637

(1)	The three and twelve month results ended December 31, 2006 and 2005 include a $1.6 million ($0.12 per diluted share for both the three and twelve months) and $4.4 million ($0.33 and $0.35 per diluted share for the three an twelve months, respectively) income tax benefit, respectively, resulting from a reduction in the Company’s deferred tax asset valuation allowance.

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	December 31, 2006	December 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$5,362	$5,326
Accounts receivable, net	3,068	3,506
Inventories	8,364	8,482
Deferred tax assets	1,251	768
Other current assets	277	252
Total current assets	18,322	18,334
Property, plant and equipment, net	7,119	4,031
Deferred tax assets, net	3,899	3,632
Other assets, net	125	167
TOTAL ASSETS	$29,465	$26,164

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:

Accounts payable	$718	$1,438
Accrued liabilities and other	1,914	1,511

Total current liabilities	2,632	2,949

Long term obligation	-	96

TOTAL LIABILITIES	$2,632	$3,045

Stockholders' Equity:
Preferred stock, par value $1.00 per share; 1,000,000 shares authorized, including 30,000 shares of Series D Junior participating
Preferred stock; no shares outstanding	-	-
Common stock, par value $.01 per share; 30,000,000 shares
authorized; 12,550,306 shares issued and 12,532,669 shares outstanding as of December 31, 2006;
and 12,361,956 shares issued and 12,344,319 shares outstanding as of
December 31, 2005	126	124
Additional paid-in capital	39,146	38,277
Accumulated deficit	(12,158)	(15,001)

	27,114	23,400

Less: Treasury shares, at cost, 17,637 common shares at
December 31, 2006 and December 31, 2005	(281)	(281)

TOTAL STOCKHOLDERS' EQUITY	26,833	23,119

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$29,465	$26,164

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